UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on May 27, 2009.

KISTEFOS SAYS TRICO MARINE CONTINUES TO DESTROY STOCKHOLDER VALUE THROUGH HIGHLY QUESTIONABLE DECISIONS

Board Decision to Grant Itself Options at Exercise Price 90% Below Last Year’s Share Price Latest Example It is Looking Out for Itself, Not Stockholders

Kistefos Urges Stockholders to Protect Their Interests by Electing Two Highly Qualified Kistefos Nominees to Trico’s Board, Each of Whom Brings Demonstrated Experience Enhancing Stockholder Value

OSLO — May 27, 2009 — Kistefos AS announced today it has sent the following letter to Trico Marine Services, Inc. (NASDAQ: TRMA) stockholders, urging them to support Kistefos’ Board nominees and other proposals at Trico’s upcoming Annual Meeting of Stockholders on June 10, 2009.  In the letter, Kistefos points out the following facts:

•                  Trico Marine’s Board granted itself 60,000 stock options at an exercise price of $3.57, more than 90% below where the company’s shares were trading a year ago. This option grant came just days after Trico’s Board agreed to a dilutive and expensive debt exchange, further harming stockholders.

•                  Trico’s Board awarded Chairman and CEO Joseph Compofelice a base pay increase of $100,000 this year despite having recorded an operating loss of $128 million in 2008.

•                  In contrast to Trico’s mismanagement, Kistefos nominees Christen Sveaas and Åge Korsvold bring the necessary skills, perspectives and experience needed to create stockholder value.

The full text of the letter is below.

May 26, 2009

Dear Fellow Trico Marine Services Stockholder:

In our most recent letter to you, we detailed our concerns with Trico’s performance — which has been inadequate by virtually all measures, to say the least.  Highly questionable management and Board decisions have led to abysmal financial and stock market performance.

You are also aware by now that Trico’s management does not accept responsibility for this stunning loss of stockholder value, but instead blames it on “bad timing.” Despite this, management insists it does not want vested stockholder representation on the Board and, in particular, does not need the participation of the highly qualified and experienced nominees of its largest and longest-term stockholder. We obviously disagree.  Given some of the recent actions by Trico’s management team and Board, it is becoming increasingly clear exactly why it is so opposed to being held accountable for its decisions.

Let’s start with what we know all too well. Since the beginning of April 2008, Trico’s shares have fallen by more than 90%, a stunning collapse in which more than $560 million in stockholder value has evaporated. It has one of the worst records of any of Trico’s peers in either the offshore supply or subsea businesses, and one that calls for a redoubled focus on bringing new ideas to the table to fix the business and improve the outlook for all stockholders. And yet, just recently, this Board saw fit to award itself an additional 60,000 stock options at an exercise price of $3.57, approximately 40 % below the price where our shares traded as recently as May 5th.  Keep in mind that this action came just days after the Board agreed to a dilutive and expensive debt exchange that sent Trico’s shares plummeting yet again.

Is this how a responsible Board should act? By making decisions time and again that diminish the value of our investments, and rewarding itself in the process? And then insisting that it would be harmed by the addition of our two highly experienced and qualified nominees, Christen Sveaas and Age Korsvold, to a Board charged with the duty of representing all of Trico’s stockholders?

The time for business as usual at Trico is past. We fundamentally disagree with the way our company has been and continues to be managed, and we are asking critical questions that deserve to be addressed. We are the owners and managers of companies that have delivered value to stockholders. We respect and believe in stockholders’ rights and the best practices of corporate governance, and we know that creating stockholder value and good corporate governance are not mutually exclusive. In fact, they are mutually dependent. Trico’s Board and management leadership simply don’t get it.

As Trico’s largest and longest stockholder for more than four years, we have made numerous attempts to establish a constructive dialogue with the Board and management, but our discussions have proven fruitless.  It’s time for a change.  We are asking for your support for our Board nominees and proposals on the BLUE proxy card at the company’s 2009 Annual Meeting of Stockholders on Wednesday, June 10, 2009. Taken together, our proposals will make Trico more accountable to stockholders by adding two highly experienced nominees to Trico’s Board in Messrs. Sveaas and Korsvold and by changing the company’s bylaws to bring Trico’s corporate governance in line with current corporate standards.

TO BEST EFFECT CHANGE, OUR PROPOSALS MUST BE APPROVED BY

AT LEAST TWO-THIRDS OF THE OUTSTANDING STOCK AND STOCKHOLDERS MUST APPROVE ALL OF

KISTEFOS’ PROPOSALS.

SHARES NOT VOTED ARE LIKE A VOTE FOR MANAGEMENT.

EVERY VOTE COUNTS.

 PLEASE READ THE ENCLOSED MATERIAL CAREFULLY, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TODAY.

We believe this is a critical moment in Trico’s future.  We, like you, have a vested interest in seeing the company become a strong, profitable enterprise once again. Trico’s Board has demonstrated time and time again through its decisions and personal actions, that it does not hold the same vested interest.

Keep in mind, this is the same Board that has bought and paid for only about one-tenth of one percent of Trico stock since taking office. Four directors have never paid for even a share of company stock.  Chairman and CEO Joseph Compofelice has actually sold more shares of Trico — at a profit — than he has purchased with his own money.  And this year the Board “rewarded” Mr. Compofelice with a base pay increase of $100,000 after recording an operating loss of $128 million last year.

How can this management not accept responsibility?  How can it now pay itself more in cash compensation, give itself more free options and take actions to further dilute the stockholders? How can it fight so hard against the addition of only two stockholder representatives to a nine-member Board?  How can it oppose simple proposals to promote good governance and Board accountability, all in the face of the loss of over 90% of the value of Trico stock?

We believe the time for excuses is past. In stark contrast to Trico’s current Board, Kistefos’ nominees, individually and together, are experienced and have a strong track record of creating value for stockholders.

Consider the performance of Storebrand, the largest publicly traded property, casualty and life insurance company in Norway.  Mr. Korsvold was appointed Chief Executive Officer of Storebrand in 1994 to lead the company out of public administration.  Over the next six years, through the efforts of Mr. Korsvold and his management team, Storebrand was transformed into a financial holding company that experienced substantial growth.  Life premiums and assets under management grew about 10% per year, and profits grew about 17% per year on a compounded basis, while substantial reductions in labor and overhead costs were achieved.  In addition, Storebrand’s core competencies were upgraded, the portfolio of businesses was streamlined and new growth platforms were established. Storebrand stockholders participated fully in this performance as the share price increased fivefold from about NOK 12 per share to over NOK 60 per share during that six-year period while the market capitalization of the company increased from NOK 3.2 billion (approximately $500 million) in 1994 to more than NOK 16.5 billion (approximately $2.6 billion) in 2000.

These are real results that returned real value to stockholders through several economic cycles. Instead of welcoming this perspective, Trico has chosen to issue petty and personal attacks on Mr. Korsvold. Trico is simply seeking to deflect attention from the real issues here—its dismal record, its unwillingness to accept accountability and its hostility to real stockholder participation.  Trico states incorrectly that Mr. Korsvold violated the securities laws in connection with his purchase of Storebrand options while CEO of Storebrand in 2000.  The real truth is that Mr. Korsvold’s option purchase was fully reviewed by the state authorities who declined to bring charges, absolutely clearing Mr. Korsvold of any question of illegality or impropriety.  Don’t be fooled by this sideshow.  The real Storebrand story is one of significant stockholder value creation during the period of Mr. Korsvold’s leadership. The facts speak for themselves.

Storebrand is but one example of the impressive track record of our nominees. Messrs. Sveaas and Korsvold have had similar success at Kistefos itself, as well as in numerous portfolio investments: Ementor (now named Atea), Viking Offshore Services, Viking Supply Ships, Western Bulk, Atex Group and many others.  Kistefos is an investment company with an investment philosophy built on long-term value creation through active ownership. Like any investment company, we have a handful of investments that have been less successful, but many more examples of investments that have been a success and returned a great deal of value to our investors.  In fact, in the aggregate, Messrs. Sveaas and Korsvold have created stockholder value well in excess of a billion dollars in the companies they have owned, invested in or managed.

Our nominees want to bring the skills and expertise employed in creating this track record to Trico Marine.  Only you and we, as Trico’s stockholders, can make this happen.

We have spoken to a number of Trico stockholders over the past several days, and we are very pleased with the response we have received.  One question we have been asked is: Why is Kistefos seeking two Board seats instead of one?  The answer is quite simple.  Trico needs change, and it needs it quickly.  We are concerned that in these circumstances only one voice for change on the Board — no matter how experienced and passionate he may be about the business — will not be enough to ensure that the stockholders’ voice is heard loud and clear.  We do not believe the company can afford the luxury of ignoring this stockholder voice.  The time for change is now and two voices are a much more powerful catalyst for change.  We are simply seeking proportional representation for our approximately 21% ownership of the company.

Although Mr. Sveaas and Mr. Korsvold have worked together for many years, they bring different and complementary skills to the Board.  Mr. Sveaas is one of Norway’s most well-known and respected entrepreneurs.  He has grown Kistefos from an initial investment of about $20,000 to a global firm with book equity value of more than $225 million, not counting the tens of millions that have been returned through stockholder dividends.  He is also an experienced investor, with a long record of investing in real estate, telecommunications, technology and, of course, shipping and offshore services companies.  Mr. Korsvold, in addition to his role overseeing Kistefos’ direct investments in multiple industries, has served in management leadership roles for more than 15 years.  Earlier in his career, he also advised companies on reorganizations as an investment banker.

Both Mr. Sveaas and Mr. Korsvold have substantial knowledge of the global offshore and shipping industries, as well as insights and competence in Norwegian business, where most of Trico’s significant operations are now headquartered.  We believe that Norwegian representation on Trico’s board is now more important than ever.

If elected, our nominees will seek to improve the operations and financial results of the company and restore the stockholder value we believe is inherent in Trico. We believe that the Board needs new voices providing fresh perspectives in order to accomplish these goals, and that the best way to restore confidence in the company is to elect directors who are willing to stand up forcefully for the interests of all stockholders. We believe that our nominees will bring the necessary skills, perspectives and experience to the Board.  If elected, our nominees will work hard to be catalysts for needed change.

Our ability to undertake needed change is dependent on the willingness of other stockholders to allow us to represent their interests. This is a responsibility that we take very seriously.

Yours sincerely,

KISTEFOS AS

By	Age Korsvold
Chief Executive Officer

REMEMBER:

TO BEST EFFECT CHANGE, OUR PROPOSALS MUST BE APPROVED BY

AT LEAST TWO-THIRDS OF THE OUTSTANDING STOCK AND STOCKHOLDERS MUST APPROVE ALL OF

KISTEFOS’ PROPOSALS.

SHARES NOT VOTED ARE LIKE A VOTE FOR MANAGEMENT.

EVERY VOTE COUNTS.

PLEASE READ THE ENCLOSED MATERIAL CAREFULLY, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD

AND RETURN IT TODAY.

To elect the Kistefos nominees and support our corporate governance initiatives, we urge all stockholders to sign and return the BLUE Proxy whether or not you have already returned a white proxy sent to you by the company.

We urge all stockholders not to sign or return

any white proxy sent to you by the company.

Instead, we recommend that you use the BLUE Proxy today.

If you have already returned the white proxy, you can effectively revoke it by voting the BLUE Proxy.

Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the BLUE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-869-0171

Or

Email:   info@okapipartners.com

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT http://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999